Exhibit 15.
AINSWORTH LUMBER CO. LTD.
AUDIT COMMITTEE CHARTER
1.	PURPOSE

1.1	The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its financial management oversight responsibilities. The Committee’s primary duties and responsibilities are to:
(a)	Monitor the integrity of the Company’s financial reporting process and system of internal controls regarding financial reporting and accounting compliance.

(b)	Identify and monitor the management of the principal risks that could impact the financial reporting of the Company.

(c)	Monitor the independence and performance of the Company’s external auditor.

(d)	Provide an avenue of communication among the external auditor, management, and the Board.
1.2	The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the external auditor as well as anyone in the organization. After discussion with the Board, the Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

2.	COMPOSITION

2.1	Committee members shall meet the requirements of the Business Corporations Act (British Columbia) and applicable securities regulatory rules and regulations (“Securities Rules”). The Committee shall be comprised of at least three directors, as determined by the Board, each of whom shall be an “independent” director (except as permitted by Securities Rules) free from any relationship that would interfere with the exercise of the director’s independent judgment. All members of the Committee shall be “financially literate” (as defined under Securities Rules) and at least one member of the Committee shall have accounting or related financial management expertise.

2.2	The members of the Committee shall be appointed by the Board and shall serve until their successors are appointed. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to the Committee continuing to satisfy the composition requirements mentioned above. The Board shall designate one member of the Committee as its Chair. If a Chair of the Committee is not designated or present at a meeting, the members of the Committee may designate a Chair for the meeting by majority vote of the Committee membership.

3.	MEETINGS

3.1	Except as expressly provided in this Charter or the Articles of the Company, the Committee shall fix its own rules of procedure.

3.2	The Committee shall meet at least four times annually, or more frequently as circumstances dictate or as may be prescribed by Securities Rules. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the external auditor, and as a Committee to discuss any matter that the Committee or each of these groups believes should be discussed. In addition, the Committee should communicate with management quarterly as part of their review of the Company’s interim financial statements and management’s discussion and analysis.

3.3	At all meetings of the Committee, the presence of a majority of the members will constitute a quorum for the transaction of the business and the vote of a majority of the members present shall be the act of the Committee.

3.4	Members of the Committee may participate in a meeting of the Committee by conference telephone or similar communications equipment by means of which all people participating in the meeting can hear each other and participation in such a meeting will constitute presence in person at such a meeting.

3.5	Any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting if all of its members consent in writing to the action and such writing is filed with the records of proceedings of the Committee.

3.6	Directors not on the Committee may attend meetings at their discretion. At the invitation of the Chair of the Committee, members of management and outside consultants shall attend Committee meetings.

4.	AUTHORITY AND RESPONSIBILITIES
Review Procedures
4.1	Review and update, if applicable or necessary, this Audit Committee Charter annually and submit any amended Audit Committee Charter to the Board for approval.

4.2	Review the Company’s annual audited financial statements, related management’s discussion and analysis (“MD&A”) and related documents prior to filing or distribution. This review should include discussion with management and the external auditor of significant issues regarding accounting principles, practices, and significant management estimates and judgments.

4.3	Review with financial management the Company’s quarterly financial results and related documents prior to the release of earnings and/or the Company’s quarterly financial statements, related MD&A and related documents prior to filing or distribution. As part of this review, the Committee should discuss any significant changes to the Company’s accounting principles.

4.4	Review all filings with government agencies in Canada and the United States of America and assess the compliance of the Company in relation to governmental and stock exchange regulations as they apply to the Company respecting processes and controls.

4.5	Review all annual and interim earnings press releases before the Company publicly discloses the information.

4.6	Review the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on the financial statements of the Company.

4.7	Review policies and procedures with respect to directors’ and officers’ expense accounts and management perquisites and benefits, including their use of corporate assets and expenditures related to executive travel and entertainment, and review the results of the procedures performed in these areas by the external auditor, based on the terms of reference agreed upon by the external auditor and the Committee.

4.8	Review annually expenses of the executive officers of the Company.

4.9	Ensure that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, as well as review any financial information and earnings guidance provided to analysts and rating agencies, and periodically assess the adequacy of those procedures.
External Auditor
4.10	The external auditor is ultimately accountable to the Committee and the Board, as representative of the shareholders. The Committee shall review the independence and performance of the auditor and annually recommend to the Board the appointment of the external auditor or approve any discharge of the external auditor when circumstances warrant.

4.11	Approve the fees and other significant compensation to be paid to the external auditor.

4.12	Obtain annually, a formal written statement from the external auditor setting forth all relationships between the external auditor and the Company.

4.13	On an annual basis, the Committee should review and discuss with the external auditor all significant relationships the auditor has with the Company that could impair the auditor’s independence.

4.14	Take, or recommend that the Board take, appropriate action to oversee the independence of the external auditor, including the resolution of disagreements between management and the external auditor regarding financial reporting.

4.15	Review the external auditor’s audit plan, discuss and approve audit scope, staffing, locations, reliance upon management and general audit approach.

4.16	Prior to releasing the year-end financial report, the Committee will discuss the results of the audit with the external auditor. The auditor will review with the Committee any matters required to be communicated to audit committees in accordance with the standards established by the Canadian Institute of Chartered Accountants.

4.17	At each meeting, where desired, consult with the external auditor, without the presence of management, about the quality of the Company’s accounting principles, internal controls and the completeness and accuracy of the Company’s financial statements.

4.18	Review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and, if applicable, former external auditor of the Company.

4.19	Review and pre-approve all audit and audit-related services and the fees and other compensation related thereto, and any non-audit services, provided by the Company’s external auditor. The authority to pre-approve non-audit services may be delegated by the Committee to one or more independent members of the Committee, provided that such pre-approval must be presented to the Committee’s first scheduled meeting following such pre-approval. Pre-approval of non-audit services is satisfied if:
(a)	the aggregate amount of all the non-audit services that were not pre-approved is reasonably expected to constitute no more than 5% of the total amount of fees paid by the Company and subsidiaries to the Company’s external auditor during the fiscal year in which the services are provided;

(b)	the Company or a subsidiary did not recognize the services as non-audit services at the time of the engagement; and

(c)	the services are promptly brought to the attention of the Committee and approved, prior to completion of the audit, by the Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Committee.
Financial Reporting Processes
4.20	Annually, in consultation with management and the external auditor, consider the integrity of the Company’s financial reporting processes and controls. The Committee should discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. The review will include a consideration of any significant findings prepared by the external auditor together with management’s responses.

4.21	Review the effectiveness of the overall process for identifying the principal risks affecting financial reporting and provide the Committee’s views to the Board.

4.22	Review analyses prepared by management and/or the external auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

4.23	Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the external auditor and management.

4.24	Review significant judgments made by management in the preparation of the financial statements and the view of the external auditor as to appropriateness of such judgments.

4.25	Following completion of the annual audit, review separately with management and the external auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

4.26	Review any significant disagreement among management and the external auditor in connection with the preparation of the financial statements.

4.27	Review with the external auditor and management the extent to which changes and improvements in financial or accounting practices have been implemented.

4.28	Review any complaints or concerns about any questionable accounting, internal accounting controls or auditing matters.

4.29	Review the financial disclosures certification process.

4.30	Establish a procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

4.31	Establish a procedure for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
Other Committee Responsibilities
4.32	Annually assess the effectiveness of the Committee against this Audit Committee Charter and report the results of the assessment to the Board.

4.33	As required under Securities Rules, prepare and disclose a summary of the Audit Committee Charter in applicable continuous disclosure documents.

4.34	Perform any other activities consistent with this Audit Committee Charter, the Company’s articles, and governing law, as the Committee or the Board deems necessary or appropriate.

4.35	Maintain minutes of meetings and report to the Board on significant matters arising at Committee meetings at the next scheduled meeting of the Board.
Other Duties
4.36	Periodically conduct a self-assessment of Committee performance.

4.37	Review financial and accounting personnel succession planning within the Company.

4.38	Annually review a summary of director and officers’ related party transactions and potential conflicts of interest.

AUDIT COMMITTEE MEETING AGENDA FOR YEAR

Scheduled Meetings	“1”	“2”	“3”	“4”
1. AUDIT COMMITTEE PURPOSE
Conduct special investigations	*	*	*	*
2. AUDIT COMMITTEE COMPOSITION AND MEETINGS
Assess independence and financial literacy of Audit Committee
Establish number and timing of meetings
Audit Committee chair to establish meeting agenda
Enhance financial literacy update on current financial events
Private executive session with external auditor
Private executive session with Committee members
Private executive session with senior management
3. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES
Review Audit Committee Charter and consider any required updating
Review annual financial statements, MD&A and earnings press releases — discuss with management, auditor — recommend approval to Board
Review external audit plan
Review external auditor’s report
Consider internal controls and financial risks
Review interim financial statements, MD&A and earnings press releases and external auditor’s findings and recommend approval of financial statements to Board
Recommend appointment of auditor
Review and approve audit and audit-related services and audit fees
Review independence letter and discuss auditor independence
Discuss year-end audit results and process
Discuss the appropriateness of accounting principles, critical accounting policies and management judgments and estimates
Review policies and procedures with respect to directors’ and officers’ expense accounts and management perquisites and benefits; review expenses of executive officers
Review procedures for the Company’s public disclosure of financial information generally and to analysts and rating agencies
Maintain minutes and report to Board
Review Code of Conduct, including whistleblower policies and procedures for receipt, retention and treatment of complaints
Perform self-assessment of Audit Committee performance and its members
Prepare report of Audit Committee effectiveness to the Board
Review the disclosure of the Audit Committee Charter in continuous disclosure documents
Review financial personnel succession planning
Review hiring policies regarding personnel from external auditor
Review and approve any non-audit services provided by external auditor
Review any complaints or concerns about any questionable accounting, internal accounting controls or auditing matters
Review certification process

*	As appropriate.
     Note: This Agenda is not formally part of the Audit Committee Charter.